EXHIBIT 2(d)(3)

SUBSCRIPTION AGENT AGREEMENT

                    , 2004

American Stock Transfer & Trust Company

59 Maiden Lane

New York, New York 10038

Ladies and Gentlemen:

In connection with your appointment as Subscription Agent in the transaction described herein, The Mexico Fund, Inc. (the Company), hereby confirms its arrangements with you as follows:

1.	Rights Offering - The Company is offering (the “Rights offering”) to the holders of shares of its Common Stock, par value $1.00 per share (“Common Stock”), on September 24, 2004 (the “Record Date”), the right (“Rights”) to subscribe for Units (“Units”), each Unit consisting of one share of Common Stock. Except as set forth under Paragraphs 8 and 9 below, Rights shall cease to be exercisable at 5:00 p.m., New York City time, on October 22, 2004 or such later date of which the Company notifies you orally and confirms in writing (the “Expiration Date”). A single Right(s) is being issued for each share Common Share(s) held on the Record Date. Three Right(s) and payment in full of the subscription price as defined in the Fund’s Prospectus is required to subscribe for one Unit. Rights are evidenced by transferable subscription certificates in registered form (“Subscription Certificates”). Each holder of Subscription Certificate(s) who exercises the holder’s right to subscribe for all Units that can be subscribed for with the Rights evidenced by such Subscription Certificate(s) (the “Basic Subscription Right”) will have the right to subscribe for additional Units, if any, available as a result of any unexercised Rights (such additional subscription right being referred to hereafter as the “Additional Subscription Privileged”). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s Prospectus dated , 2004 (the “Prospectus”), which is incorporated herein by reference and made a part hereof as if set forth in full herein.

2.	Appointment of Subscription Agent - You are hereby appointed as Subscription Agent to effect the Rights offering in accordance with the Prospectus. Each reference to you in this letter is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.	Delivery of Documents - Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:

(a)	a copy of the Prospectus;

(b)	the form of Subscription Certificate (with instructions);

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(c)	resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering, certified by the secretary of the Company; and

(d)	Notice of Guaranteed Delivery.

As soon as is reasonably practicable, you shall mail or cause to be mailed to each holder of Common Shares at the close of business on the Record Date a Subscription Certificate evidencing the Rights to which such holder is entitled, a Notice of Guaranteed Delivery, a Prospectus and an envelope addressed to you. Prior to mailing, the Company will provide you with blank Subscription Certificates which you will prepare and issue in the names of holders of Common Shares of record at the close of business on the Re cord Date and for the number of Rights to which they are entitled. The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates. Delivery shall be by first class mail (without registration or insurance), except for those Stockholders having a registered address outside the United States (who will only receive copies of the Prospectus, instruction letter and other documents as the Company deems necessary or appropriate, if any), delivery shall be by air mail (without registration or insurance) and by first class mail (without registration or insurance) to those Shareholders having APO or FPO addresses. No Subscription Certificate shall be valid for any purpose unless so executed. Should any Officer whose signature has been placed upon any Subscription Certificate cease to hold such office at any time thereafter, such event shall have no effect on the validity of such Subscription Certificate.

You will mail a copy of the Prospectus and any Offering Materials as the Company deems necessary or appropriate, if any, but not Subscription Certificates to holders of Common Shares at the close of business on the Record Date whose record addresses are outside the United States (including its territories and possessions and the District of Columbia ) (“Foreign Record Date Stockholders”). The Rights to which such Subscription Certificates relate will be held by the Agent for such Foreign Record Date Stockholders’ accounts until instructions are received to exercise the Rights.

4.	Subscription Procedure -

(a)	Upon your receipt prior to 5:00 p.m., New York City time, on the Expiration Date (by mail or delivery), as Subscription Agent, of (ii) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in paragraph 8 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft or money order payable at par (without deduction for bank service charges or otherwise) to the order of American Stock Transfer & Trust Company, you shall as soon as practicable after the Expiration Date, but after performing the procedures described in subparagraphs (b) and (c) below, mail to the subscriber’s registered address on the books of the Company certificates representing the securities underlying each Unit duly subscribed for (pursuant to the Basic Subscription Right and the Additional Subscription Privilege) and furnish a list of all such information to the Company.

(b)	As soon as practicable after the Expiration Date you shall calculate the number of Units to which each subscriber is entitled pursuant to the Additional Subscription

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Privilege. The Additional Subscription Privilege may only be exercised by holders who subscribe to all the Units that can be subscribed for under the Basic Subscription Right. The Units available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Right (the “Remaining Units”). Where there are sufficient Remaining Units to satisfy all additional subscriptions by holders exercising their rights under the Additional Subscription Privilege, each holder shall be allotted the number of Additional Units subscribed for. If the aggregate number of Units subscribed for under the Additional Subscription Privilege exceeds the number of Remaining Units, the number of Remaining Units allotted to each participant in the Additional Subscription Privilege shall be the product (disregarding fractions) obtained by multiplying the number of Remaining Units by a fraction of which the numerator is the number of Units subscribed for by that participant under the Additional Subscription Privilege and the denominator is the aggregate number of Remaining Units subscribed for by all participants under the Additional Subscription Privilege. Any fractional Unit to which persons exercising their Additional Subscription Privilege would otherwise be entitled pursuant to such allocation shall be rounded to the next whole Unit.

(c)	Upon calculating the number of Units to which each subscriber is entitled pursuant to the Additional Subscription Privilege and the amount overpaid, if any, by each subscriber, you shall, as soon as practicable, furnish a list of all such information to the Company.

(d)	Upon calculating the number of Units to which each subscriber is entitled pursuant to the Additional Subscription Privilege and assuming payment for the additional Units subscribed for has been delivered, you shall mail, as contemplated in subparagraph (a) above, the certificates representing the additional securities which the subscriber has been allotted. If a lesser number of Units is allotted to a subscriber under the Additional Subscription Privilege than the subscriber has tendered payment for, you shall remit the difference to the subscriber without interest or deduction at the same time as certificates representing the securities allotted pursuant to the Additional Subscription Privilege are mailed.

(e)	Funds received by you pursuant to the Basic Subscription Right and the Additional Subscription Privilege shall be held by you in a segregated account. Upon mailing certificates representing the securities and refunding subscribers for additional Units subscribed for but not allocated, if any, you shall promptly remit to the Company all funds received in payment of the Subscription Price for Units sold in the Rights Offering.

5.	Subdivision; Sale or Transfer of Rights - Until 5:00 p.m., New York City time, on the third business day prior to the Expiration Date, you shall facilitate subdivision or transfers of Subscription Certificates by issuing new Subscription Certificates in accordance with the instructions set forth on the reverse side of the Subscription Certificates.

6.

Defective Exercise of Rights; Lost Subscription Certificates - The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company

EXHIBIT 2(d)(3)

shall determine. You shall as soon as practicable return Subscription Certificates with the defects or irregularities which have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed for lost stock certificates representing Common Shares you use in your capacity as transfer agent for the Company’s Common Shares.

7.	Late Delivery - If prior to 5:00 p.m., New York City time, on the Expiration Date you receive (i) payment in full of the Subscription Price for the Units being subscribed for and (ii) a guarantee notice substantially in the form of the Notice of Guaranteed Delivery delivered with the Subscription Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of the National Association of Securities Dealers, Inc. stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of Units being subscribed for pursuant to the Rights and guaranteeing the delivery to you of the Subscription Certificate evidencing such Rights within three NASDAQ National Market (“NNM”) trading days following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to you prior to 5:00 p.m., New York City time, on the Expiration Date, provided that within three NNM trading days following the date of the Notice of Guaranteed Delivery you receive the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

8.	Delivery - You shall deliver to the Company the exercised Subscription Certificates in accordance with written directions received from the Company and shall deliver to the subscribers who have duly exercised Rights at their registered addresses certificates representing the securities subscribed for as instructed on the reverse side of the Subscription Certificates.

9.

Reports - You shall notify the Company by telephone before the close of business and each business day during the period commencing 5 business days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three NNM trading days after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above. At or before 5:00 p.m., New York City time, on the first NNM trading day following the Expiration Date you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 a.m., New York City time, on the fifth NNM trading day following the Expiration Date you will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received. You shall also maintain and update a listing of holders who have fully or partially exercised their Rights, holders who have transferred

EXHIBIT 2(d)(3)

their Rights and their transferees, and holders who have not exercised their Rights. You shall provide the Company or its designees with such information compiled by you pursuant to this paragraph 9 as any of them shall request.

10.	Future Instructions - With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company: José Luis Gómez Pimienta; Carlos Woodworth, Alberto Osorio and Eduardo Solano.

11.	Payment of Expenses - The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder in the amount of $100,000 plus your reasonable out-of-pocket expenses.

12.	Counsel - You may consult with counsel satisfactory to you, which may be counsel to the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice an opinion of such counsel.

13.	Indemnification - The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder. You shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to your refusal or failure to comply with the terms of your Agreement, or which arise out of your negligence or willful misconduct or which arise out of the breach of any representation or warranty applicable to you hereunder, for which you are not entitled to indemnification under this Agreement; provided, however, that Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed twice the amount paid to Agent under this Agreement.

EXHIBIT 2(d)(3)

14.	Notices - Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, shall be deemed given if by hand or telecopy, upon receipt or if by U.S. mail, three business days after deposit in the U.S. mail and shall be addressed as follows:

(a)	If to the Company, to:

The Mexico Fund, Inc.

1775 I Street, N.W.

Washington, DC 20006

Attn: Sander M. Bieber, Esq.

Telephone: (202) 261-7941

Telecopy: (202) 261-3333

(b)	If to you, to:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, N.Y. 10038

Attention: George Karfunkel

Telephone: (718) 921-8200

Telecopy: (718) 236-4588

15.	Assignment/Delegation.

a.	Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

b.	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than you and the Company and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of you and the Company.

16.	Governing Law.

The validity interpretation and performance of this Agreement shall be governed by the law of the State of New York and shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and permitted assigns of the parties hereto.

17.	Third Party Beneficiaries.

This Agreement does not constitute an agreement for a partnership or joint venture between the Company and you. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

18.	Severability.

If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

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19.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

20.	Captions.

The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

21.	Confidentiality.

All books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law. You shall not disclose or use any nonpublic information (as that term is defined in SEC Regulation S-P promulgated under Title V of the Gramm-Leach Bliley Act of 1999) relating to the customers of the Company an/or its affiliates (“Customer Information”) except as may be necessary to carry out the purposes of this Agreement. You shall use commercially reasonable efforts to safeguard and maintain the confidentiality of such Customer Information, and to limit access to and usage of such Customer Information to those of your employees, officers, agents, and representatives who have a need to know the information or as necessary to provide the services under this Agreement.

22.	Term and Termination.

This Agreement shall remain in effect until the earlier of (a) thirty (30) days after the Expiration Date; (b) it is terminated by either party upon a material breach of this Agreement which remains uncured for 30 days after written notice of such breach has been provided; or (c) 30 days’ written notice has been provided by either party to the other. Upon termination of the Agreement, you shall retain all cancelled Certificates and related documentation as required by applicable law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

THE MEXICO FUND, INC.

By:
Date:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:
Date:
Title: